Exhibit 10.5

Earth-Eco Agriculture Inc.

AMENDED

AGRICULTURAL RIGHTS AGREEMENT

This is an agreement (the Agreement) mutually entered into on this 30th day of March, 2016 by and between Earth-Eco Agriculture Inc. (the Company), a corporation duly registered in the State of Nevada, with its principle place of business located at 17870 Castleton Street, Ste. 205, City of Industry, CA. 91748, and is represented here by its Chairman and Chief Executive Officer, George Shen, and Mr. T. Y. Yang (the Seller), a resident of the State of Wisconsin, who owns and controls the land consisting of eleven (11) hectares and the tree farm located on the land in proximity of the Capital City, Vientiane, in the Laos People's Democratic Republic and near the city of Phonehong, Laos (the “Farm” or the “Phonehong Tree Farm”). The farm, which is referred to as the Phonehong Tree Farm, consists of between 9,000 and 10,000 mature Aqullaria trees for the purpose of producing Agarwood on the Phonehong Tree Farm.

Earth-Eco Agriculture Inc. and Thomas Yongyee Yang jointly, the two entities are referred to as the Parties for the purpose of this Agreement.

WITNESSETH

WHEREAS, the Seller and Earth-Eco Agriculture wish to clarify and amend the Agricultural Rights Agreement dated March 16, 2016 as follows:

The Parties have come to understand and agree to the following Amended Terms, Conditions and Clarifications as outlined below:

1.	Earth Gen-Biofuel Inc. has issued to Mr. Thomas Yongyee Yang 2,500,000 shares of Earth Gen Biofuel Inc. “restricted Common stock to be owned jointly by T. Y. Yang and his wife and as agreed by the Parties.

2.	Based on the Terms and Conditions of this amendment to the Agricultural Rights Agreement, Seller will be entitled to thirty percent (30%) of the profits from the operations of the Phonehong Tree Farm as described below as the income from the approximately eleven (11) hectares of land with approximately 8,000 to 10,000 Aquillaria trees that are in the process of producing Agarwood and are now growing on the property known as the Phonehong Tree Farm and owned by T. Y. Yang and his assigns and affiliates.

3.	T. Y. Yang and his wife agreed in the March 16th Agreement to a 30% interest in Earth-Eco Agriculture. By way of the Terms and Conditions of this Amendment and by way of clarification T. Y. Yang and his wife will not have an any ownership interest in the equity of Earth-Eco Agriculture Inc. (referred to as “Earth-Eco”) subsidiary of Earth Gen-Biofuel Inc. but will own 30% of all profits generated by Earth-Eco from harvesting the Agarwood from the

Earth-Eco Agriculture Inc.

Aqullaria trees and all other agricultural products derived from the trees now existing or to be planted later and any other agricultural products harvested from the Phonehing Tree Farm. The Profit Interest will be referenced as those profits generated as defined below from the Phonehong Tree Farm. In addition to the 30% share of profits from the Phonehong Tree Farm, T. Y. Yang and his wife will also own the 2,500,000 shares of Earth Gen-Biofuel Inc. common stock.

4.	Earth-Eco will provide all operating funds that may be required for the maintenance of the agricultural and forestry products that now exist or that Earth-Eco may add to the Phonehong Tree Farm.

5.	Earth-Eco expenses will include the cost of caring for the land area, inoculating the trees, providing security, cost of planting new trees. In addition Earth-Eco will be responsible to pay for the costs of harvesting the Agarwood, paying for transportation and marketing of all products produced on the Phonehong Tree farmland.

6.	Profits are the “Net Adjusted Income” from the sale of the products produced by the Phonehong Tree Farm property as defined below:

a)	Income is the “Gross Profit” from the sales of products harvested from the 11-hectare land area known as and as referenced in the Amended Agreement as the Phonehong Tree Farm.

b)	The “Adjusted Gross Income” is the Gross profit adjusted for the costs associated with the sale of the products. Including but not limited to the following:
i.	Sales commission paid to marketers and trading companies
ii.	Transportation
iii.	Insurance
iv.	Currency transaction costs
v.	Costs of export licenses
vi.	Cost any licenses, fees and permits that may be required to complete a sale of the products
vii.	Packaging and marketing of products that are sold.

c)	The Net Adjusted Income in the Adjusted Gross income less the cost of operating the Phonehong Tree farm The operating costs include but are not limited to;
i.	Cost of security
ii.	Planting and replanting of new trees and other products that may be produced on the property
iii.	Direct and indirect cost of operating and maintaining the property and all products on the property.
iv.	Cost of scientific consultants and an agricultural engineers as well as Agarwood specialist.

v.	Costs for construction of infra structure required to service the property.

Earth-Eco Agriculture Inc.

vi.	Cost of three Earth-Eco staff supervisors selected by Earth-Gen Biofuel Inc.
vii.	Costs of taxes or other fees required by law.

7.	Earth-Eco will provide all funding for all operating expenses of the Phonehong Tree Farm. The money will be advanced in the form of loans obtained by Earth-Eco from sources that the management of Earth-Eco deems to be in the best interest of the Company. Loans will be the sole responsibility of the Company and not T. Y Yang and his wife. The loans will be repaid from the Net Adjusted Income of the Earth-Eco. There will be no requirement to distribute profits to T. Y. Yang and his wife or to distribute Profits to Earth-Eco’s shareholders until Earth-Eco has paid off all loans and advances received by the Earth-Eco. All profit distributions will be accrued and paid after loans are paid in full.

8.	For further clarification Earth Gen is not buying the land of the Phonehong Tree Farm. Earth-Eco has purchased “Agricultural Rights” to the trees as they are harvested. The Phonehong Tree Farm is not an operating business as is a land area that has Aqullaria trees growing. Furthermore the Seller nor any of the Sellers’ affiliates will be management or controlling Earth-Eco Agriculture Inc. the purchaser of the Agricultural Rights to the trees. Earth-Eco as the owner and operator of Aqullaria forest will have complete control of all aspects of maintaining the agricultural and forest products on the land area of approximately 11 hectares that is the Phonehong Tree Farm. As such Earth-Eco as described above will be providing all required funding and will maintain all books and records as required to meet the requirements of Earth-Eco’s parent company Earth Gen-Biofuel Inc.

The above serves as an amendment and clarification of the Earth-Eco Agriculture Inc. Agricultural Rights Agreement dated March 16, 2016.

It is understood that T. Y. Yang and his wife own a 30% interest in the profits of the Phonehong Tree Farm as detailed above and will not own any shares of stock in Earth-Eco Agriculture Inc.

Further, T. Y. Yang and his wife will have no obligation for the costs of operating the Phonehong Tree Farm and any of its ancillary operations. In addition they will have no obligation for any debts or obligations of the Phoenhong Tree Farm.

There are no other promises, commitments, warranties, assurances or guarantees implied or explicit, made to each other by either parties to this Agreement other than what is clearly contained within these pages, and the additional terms, clarifications and of this Agreement replaces, supersedes and take precedence of any and all other versions of any previous understanding or agreements, if any, be it verbal or in writing.

Earth-Eco Agriculture Inc.

By signing this agreement, the parties to this agreement mutually recognize and agree to the jurisdiction of the Courts of United States within the State of California or the State of Nevada, and the laws, codes, regulations or statutes governing these types of transaction, under either California, Nevada and US Federal judiciary systems. Also the parties to this agreement acknowledge that they have each retained and consulted their own legal or business advisors to advise them on the nature of this Agreement.

This Agreement is by no mean inclusive, therefore there will be other future additions, subtractions, alterations and or otherwise modifications made and added to this Agreement, to include but not limited to a more definitive operating plans, if and when future amendments or clarifications are written and signed by both Parties, it also shall form as part of this agreement by this reference. The Parties also agree to cooperate to execute any additional documents that may be required and comply with any requirements imposed on this transaction as may be required to meet all accounting requirement or other operating requirements of earth Gen Biofuel Inc. as a public company.

/s/George Shen
George SHEN, for and on behalf of Earth Gen Biofuel Inc.

By my signature below I T. Y. YANG the Seller, and on behalf of his wife and the Phonehong Tree Farm agree to the terms, conditions and clarifications detailed in this Amended Agricultural Rights Agreement.

/s/T. Y. Yang
T. Y. Yang

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